Exhibit 99

CyberOptics Reports Third Quarter Operating Results

Minneapolis, MN—October 27, 2015—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2015 ended September 30.

•	Revenues totaled $9.9 million, compared to $11.7 million in the third quarter of 2014.

•	CyberOptics reported a net loss of $514,000 or $0.08 per share versus the net loss of $448,000 or $0.07 per share in the year-earlier period.

Third quarter sales of products based upon the new 3D Multi-Reflection Suppression (MRS) inspection technology platform, including MRS sensors and the SQ3000 3D automated optical inspection (AOI) system, were unable to offset the sales declines of 2D AOI and solder paste inspection (SPI) systems. CyberOptics’ third quarter also was affected by lower sales of electronic assembly sensors due to soft demand from OEM customers selling into the Chinese market. Revenue for the first MX600 memory module inspection system was posted in the third quarter, with the same customer placing an order for one additional system. As a result, the MX600 backlog totaled approximately $3.4 million at September 30. If customer acceptance is received for multiple systems already shipped, a significant portion of this backlog would be converted into revenue in the fourth quarter.

Sales of semiconductor products, principally the WaferSense®/ReticleSense® product lines, declined 17% in the third quarter, reflecting a general slowdown in the semiconductor capital equipment market. Semiconductor revenue also was affected by production delays for the new Auto Multi Sensor (AMS) line, an all-in-one wireless solution that combines leveling, vibration and humidity measurements. As a result, a portion of anticipated AMS sales have been pushed into the fourth quarter. The company is optimistic about its semiconductor business, believing it should be a significant contributor to consolidated sales going forward. Third quarter LDI sales rose 27% year-over-year, reflecting a return to normal levels.

Dr. Subodh Kulkarni, president and chief executive officer, said: “We ended the third quarter with an order backlog of more than $2.0 million for our 3D MRS-enabled AOI products, which are steadily gaining traction in the marketplace. During the quarter, we sold additional SQ3000 systems and recorded further sales of 3D MRS sensors to KLA-Tencor under our long-term supply agreement. Sales to KLA are expected to increase in 2016 as our sensors are being incorporated into a growing portion of their back-end semiconductor packaging inspection systems. As previously reported, we have established a supply agreement with another OEM customer for 3D MRS sensors and have sold initial units for testing and demonstration purposes. Our customer expects to introduce its MRS-equipped inspection system in the fourth quarter, making us believe this new relationship has solid potential. We are pursuing additional OEM customers for our 3D technology in both the SMT and non-SMT markets. These initiatives are at varying stages, including initial product trials. We believe these potential relationships are promising, but as was the case with KLA, OEM supply agreements involve an extended period from product launch to ramped-up production. Our progress with these relationships makes us confident in our vision and strategy to be the leader in high precision 3D sensors.”

He continued: “The markets for 2D AOI and SPI systems have become highly competitive and a growing number of companies are transitioning from 2D AOI to 3D AOI to meet the increasingly demanding inspection requirements of the electronics and industrial markets. We believe sales of our new 3D MRS enabled AOI products will represent an increasing percentage of our AOI and SPI sales in the future. We believe our differentiated 3D MRS platform technology will provide us with a strong opportunity to capture meaningful market share in the 3D AOI market, due to the demonstrated competitive advantages of our MRS technology, and will be CyberOptics’ primary growth driver in coming years.”

Kulkarni said: “Although we have achieved our measurement accuracy targets for the MRS-equipped CyberGage inspection system in a lab environment, further improvement in consistency is required before customer beta testing can be launched. Interest in this product remains strong, and we presently anticipate initial CyberGage sales in the first half of 2016.”

He added: “Due to continued weakness in China’s manufacturing sector, our OEM customers are currently forecasting a decline in fourth quarter orders for electronic assembly sensors. However, fourth quarter sales are expected to benefit from our $10.5 million backlog at September 30, 2015, of which approximately $5.4 million represents orders for new SQ3000 3D AOI and MX600 system products. We believe customer acceptance will be received in the fourth quarter for a substantial portion of our SQ3000 and MX600 backlog. Assuming customer acceptance is received, revenue from these products would have a favorable impact on our results for the quarter. In addition, we are anticipating a solid rebound in fourth quarter semiconductor sales. Longer-term, the anticipated sales growth of our MRS-enabled products and promising outlook for the WaferSense/ReticleSense product lines make us very optimistic about CyberOptics’ future.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-337-8169 prior to the start of the call by providing the conference ID: 9783344. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available one hour after the call toll free at 888-203-1112 with the 9783344 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
Revenue	$9,937	$11,657	$29,736	$34,755
Cost of revenue	5,698	6,361	16,367	19,024
Gross margin	4,239	5,296	13,369	15,731
Research and development expenses	1,956	2,266	5,858	6,669
Selling, general and administrative expenses	2,987	3,527	9,663	10,536
Amortization of intangibles	17	17	50	37
Loss from operations	(721)	(514)	(2,202)	(1,511)
Interest income and other	228	75	207	2
Loss before income taxes	(493)	(439)	(1,995)	(1,509)
Provision for income taxes	21	9	61	63
Net loss	$(514)	$(448)	$(2,056)	$(1,572)
Net loss per share - Basic	$(0.08)	$(0.07)	$(0.31)	$(0.24)
Net loss per share - Diluted	$(0.08)	$(0.07)	$(0.31)	$(0.24)
Weighted average shares outstanding - Basic	6,717	6,609	6,694	6,555
Weighted average shares outstanding - Diluted	6,717	6,609	6,694	6,555

Condensed Consolidated Balance Sheets

	Sept. 30, 2015	Dec. 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$3,308	$5,171
Marketable securities	5,009	5,285
Accounts receivable, net	8,283	7,945
Inventories	12,432	11,657
Other current assets	1,677	1,202
Deferred tax assets	82	82
Total current assets	30,791	31,342

Marketable securities	8,341	9,889
Intangible and other assets, net	1,950	2,008
Fixed assets, net	2,423	2,918
Other assets	178	188
Deferred tax assets	47	67
Total assets	$43,730	$46,412

Liabilities and Stockholders' Equity
Accounts payable	$4,761	$4,713
Accrued expenses	2,824	3,691
Total current liabilities	7,585	8,404

Other liabilities	522	570
Total liabilities	8,107	8,974

Total stockholders' equity	35,623	37,438
Total liabilities and stockholders’ equity	$43,730	$46,412